TRIO-TECH INTERNATIONAL
                                 EXHIBIT  11.1
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                                  (unaudited)
                 (in thousands, except Earnings per Share Data)

                                     SIX  MONTHS ENDED      THREE MONTHS ENDED
                                     -----------------      ------------------
                                    DEC. 26,   DEC. 27,   DEC. 26,   DEC. 27,
                                      1997        1996       1997      1996
                                    --------   --------   --------   --------

Net income                          $    392   $    371   $    181   $    202

Basic  earnings per share:

  Weighted average number of
    common share outstanding           2,107      1,937      2,277       2,053
                                    --------   --------   --------   ---------
Basic earnings per share            $   0.19   $   0.19   $   0.08   $    0.10
                                    ========   ========   ========   =========

Diluted earnings per share:


 Weighted average number of
   common shares outstanding           2,107      1,937      2,277       2,053


 Dilutive effect of stock
  options and warrants after
   application of treasury stock
     method                              104        112        136         116
                                    --------   --------    -------   ---------

Number of shares used to compute
  diluted earnings per share           2,211      2,049      2,413       2,169
                                    --------   --------    -------   ---------

Diluted earnings per share          $   0.18   $   0.18    $  0.08   $    0.09
                                    ========   ========    =======   =========



Options to purchase 50,000 shares of commons stock at $7.70 per share were outstanding during the quarter ended December 26, 1997 but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares. The options, which expire in September 30, 2003 were still outstanding as of December 26, 1997.
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